Exhibit 10.21

HOMEAWAY, INC.

AMENDMENT TO HOMEAWAY OFFER LETTER

This amendment (the “Amendment”) is made by and between Thomas Hale (the “Executive”) and Homeaway, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 29, 2010.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an offer letter of employment dated June 14, 2010 (the “Agreement”);

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) so as to avoid the imposition of the additional tax imposed under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree as follows:

1. Section 409A. The Agreement is hereby amended and the following new Appendix A is hereby added to the Agreement as follows:

Appendix A

To the extent any severance payments or benefits will be made under the Agreement, they will be delayed as necessary pursuant to (A) the Release Requirement (referenced under the heading “Release Requirement”) below) and (B) the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Release Requirement

(i) The receipt of any severance pursuant to the Agreement is subject to Executive signing and not revoking a standard release of claims with the Company (the “Release”) and provided that the Release becomes effective and irrevocable within sixty (60) days following Executive’s termination of employment (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

Section 409A

(i) Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to the Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph. Except as required by the next paragraph, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in the Agreement.

(iii) Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. For purposes of this offer letter, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue

Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.

(vi) To the extent that any taxable reimbursements of expenses or in-kind benefits are provided, they shall be made in accordance with Section 409A, including, but not limited to the following provisions: (i) the amount of any such expense reimbursement or in-kind benefit provided during a service provider’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the service provider’s taxable year that immediately follows the taxable year in which the expense was incurred; and (ii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(vii) The Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this Agreement, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A upon Executive or the Company.

2. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

3. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof

4. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

5. Governing Law. This Amendment will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	HOMEAWAY, INC.

	By:	/s/ Brian Sharples

	Title:	Chief Executive Officer

EXECUTIVE	THOMAS HALE

/s/ Thomas Hale